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                                                                    EXHIBIT 99.4

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                                                                    News Release
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FOR IMMEDIATE RELEASE

                   FIRST CHICAGO CORPORATION AND NBD BANCORP
                                   TO MERGE


        CHICAGO, IL and DETROIT, MI, July 12, 1995 -- First Chicago Corporation (NYSE: FNB) and NBD Bancorp, Inc. (NYSE: NBD) announced today that they have signed a definitive agreement providing for a merger of equals, which will result in the combined company becoming the Midwest's leading provider of banking services to consumers, middle market companies and large corporate customers.

        Highlights of the merger and the new combined company include:

        . Immediately accretive to 1996 earnings per share; higher future earnings growth

        . Financial returns among the strongest of the nation's largest banks

        . No. 1 market share positions in Illinois, Michigan and Indiana

        . Extensive complementary product capabilities and diverse customer base

        . The fourth largest issuer of bank credit cards in the U.S.; the leading banking company in Midwest middle market activities; No. 1 in large corporate banking relationships in the Midwest as well as a leader nationally

        . Annual cost savings approximating $200 million

        . Superior credit quality and capital ratios

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        . $300 million common stock buyback prior to consummation of merger;

        . Approximately $1 billion of capital by 1997 available for reinvestment or return to stockholders

        . Approximately $120 billion in assets at closing; estimated market capitalization of $11 billion, ranking among the top ten bank holding companies

        Upon completion of the merger, estimated to occur in the first quarter of 1996, Richard L. Thomas, Chairman of First Chicago will be Chairman of the new organization until his retirement on May 20, 1996, Verne G. Istock, currently Chairman and Chief Executive Officer of NBD will become President and Chief Executive Officer of the new Corporation. Upon Mr. Thomas' retirement, Mr. Istock will be named Chairman.

        Additionally, Thomas H. Jeffs II, President of NBD, will be appointed Vice Chairman of the new Corporation and will continue as President of NBD Bank (Michigan). David J. Vitale, Vice Chairman of First Chicago, will be appointed Vice Chairman of the new Corporation and President of The First National Bank of Chicago. Scott P. Marks Jr., Executive Vice President of First Chicago, will be appointed Vice Chairman of the new Corporation and will continue as Chairman of FCC National Bank. These three individuals, along with Mr. Thomas and Mr. Istock, will function as the Office of the Chairman and constitute the senior management team of the new Corporation. Other senior appointments will be announced in the near future.

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        The new name of the combined companies will be First Chicago NBD
Corporation, and its headquarters will be in Chicago. The principal subsidiary banks will be The First National Bank of Chicago, NBD Bank (Michigan), headquartered in Detroit, NBD Bank (Indiana), headquartered in Indianapolis, American National Bank and Trust Company of Chicago and FCC National Bank. NBD Bank (Illinois) will be merged into The First National Bank of Chicago. First Chicago NBD Corporation's Board of Directors will have equal representation from the Boards of each of the merging companies.

        "We are confident that this combination of two high performing companies will enable us to serve our stockholders, customers, employees and communities more effectively," said Thomas. "The addition of NBD's significant customer base and superb credit skills with First Chicago's wide product range and attractive market positions will create an exceptional competitor."

        Istock said, "The combination of these two fine banking organizations is part of the continuing consolidation of the financial services industry. Our new company will have the scale and capabilities to compete head-to-head with banks and non-banking financial companies across the Midwest, the United States and around the world."

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        Thomas and Istock commented that the merger will provide the critical mass and resources to invest aggressively in the technology required to be a highly effective and successful competitor. The combination also provides a platform for future business expansion in the Midwest.

        Common stockholders of First Chicago will receive 1.81 shares of common stock of First Chicago NBD Corporation in exchange for each share of First
Chicago common stock.   Each share of common stock of NBD will remain
outstanding and represent one share of the new company. After the exchange, it is expected that stockholders of First Chicago will own approximately 50.1 percent of the common equity of the combined companies and stockholders of NBD approximately 49.9 percent.

        Each share of First Chicago's outstanding series of preferred stock will be exchanged for one share of preferred stock on First Chicago NBD Corporation with terms identical to those of the existing First Chicago preferred.

        Both First Chicago and NBD continue to have strong earnings momentum. Both companies are on track to meet or exceed analysts' earnings expectations for 1995. Prior to the merger, the Board of Directors of First Chicago anticipates increasing the annual dividend rate on its common stock by 20 cents to $2.40 per share.

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        For 1996 and 1997, the financial outlook for the new company includes the following plans:

        . $200 million in annualized cost savings to be fully realized in 1997.
          Reductions resulting from elimination of the overlap in Chicago-area retail branch expense constitute the largest component. Product synergies in the large corporate and middle markets, and staff and functional areas provide expense reduction opportunities as well.

        . An estimated restructuring charge of $225 million for merger related costs.

        . Balance sheet reductions over time of approximately $25 billion of low margin assets.

        . The repurchase in the aggregate of approximately $300 million worth of First Chicago and NBD common stock prior to the merger's close.

        The merger will be accounted for as a pooling and is expected to be consummated by early 1996, pending stockholder approvals, regulatory approvals, and other customary conditions of closing. The merger is also expected to be a tax-free reorganization for federal income tax purposes.

        In connection with the execution of the merger agreement, First Chicago granted NBD an option to purchase, under certain circumstances, up to 19.9 percent of First Chicago's outstanding shares of common stock. NBD also granted First Chicago an option to purchase, under certain circumstances, up to 19.9 percent of NBD's outstanding shares of common stock.

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        Leo Mullin, President of First Chicago, has elected to resign his position as a result of this merger. Mullin said, "The merger of First Chicago and NBD will be highly positive for the shareholders and other constituencies of both organizations, and I support it fully. Regretfully, my own aspirations will have to be realized elsewhere, but I am looking forward to this next new phase in my career."

        Thomas said, "Leo has been a superb contributor to First Chicago for 15 years, including his service as President since November, 1993. He has been completely supportive of this merger knowing that it could end his services with the bank. He has been extremely professional throughout. We will sincerely miss Leo and wish him well."

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First Chicago Media Contacts:       Lisabeth Weiner        (312) 732-4455
                                    Thomas Kelly           (312) 732-7007

First Chicago Investor Contacts:    Susan Temple           (312) 732-8013
                                    Sean O'Neill           (312) 732-4812

NBD Bancorp Media Contact:          J. Richard Johnson     (313) 225-2591

NBD Bancorp Investor Contact:       Terence C. Wise        (313) 225-3276